Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

January 29, 2014

Nabors Names New Chief Financial Officer

HAMILTON, Bermuda, Jan. 29, 2014/PRNewswire — Nabors Industries Ltd. (NYSE: NBR) announced today plans to appoint Mr. William Restrepo as Chief Financial Officer (CFO) following his upcoming departure from Pacific Drilling S.A. (NYSE: PACD).

“Nabors has been seeking to fill the CFO role with someone possessing financial management and operational skills and experience who can meaningfully add to our senior management team.  We believe William Restrepo is that person. He brings nearly 30 years of financial and operational management experience in the global energy industry to Nabors. William has an extensive portfolio of proven domestic and international capabilities in corporate finance, financial accounting, internal audit, treasury, operations, and mergers and acquisitions, as well as planning and analysis. We are very pleased to have him join our executive leadership team,” said Chairman, President and Chief Executive Officer Anthony Petrello.

Restrepo, 54, most recently served as CFO at Pacific Drilling. In this role, Restrepo provided leadership for Pacific’s initial public offering and listing on the New York Stock Exchange and helped the company grow by raising $4.5 billion in bank debt, bonds and equity.

Restrepo also previously served as CFO at Seitel, Inc. and at Smith International until its acquisition by Schlumberger. Prior to that, Restrepo spent over 20 years with Schlumberger in various senior financial and operational positions, including operational responsibility for all product lines in the Continental Europe and the Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international postings in Europe, South America and Asia.

Restrepo’s employment is expected to begin on February 28, 2014.

Restrepo holds bachelor’s degrees in economics and civil engineering as well as an MBA from Cornell University.

####

About Nabors Industries

Nabors owns and operates the world’s largest land-based drilling rig fleet and has one of the largest completion services and workover and well servicing rig fleets in North America. The company is a leading provider of offshore platform workover and drilling rigs in the U.S. and multiple international markets. Nabors provides innovative drilling technology and equipment, directional drilling and comprehensive oilfield services in most of the significant oil and gas markets in the world.

Media Contact:

Denny Smith, Nabors, +1 281 775 8038

SOURCE: Nabors Industries Ltd.